Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO:   Telkonet, Inc.

     We hereby consent to the use in this Form S-3 Registration Statement Under The Securities Act of 1933 of our report dated February 2, 2006 included in Telkonet, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, relating to the consolidated financial statements of Telkonet, Inc., which appear in such Registration Statement and related Prospectus for the registration of 5,206,998 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Russell Bedford Stefanou Mirchandani LLP
Russell Bedford Stefanou Mirchandani LLP
McLean, Virginia
September 29, 2006